Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of C. H. Robinson Worldwide, Inc. on Form S-8 of our report dated January 31, 2003 (March 13, 2003 as to the litigation settlements described in Note 8), appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

November 10, 2003